Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements Nos. 333-55078, 333-157884 and 333-158081 on Form S-3 and Registration Statement Nos. 033-84510, 333-14155, 333-27201, 333-27203, 333-27205, 333-60333, 333-123829 and 333-150399 on Form S-8 of Colonial Properties Trust and subsidiaries (the “Company”) of our report dated February 26, 2010 relating to the consolidated financial statements and financial statement schedules (which report expresses an unqualified opinion and includes an explanatory paragraph related to the change in method of accounting for noncontrolling interests) and our report dated February 26, 2010 on the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2009.
/s/ Deloitte & Touche LLP
Birmingham, Alabama
February 26, 2010